Exhibit 10.52

FOURTH AMENDMENT TO LEASE

This FOURTH AMENDMENT TO LEASE (this Amendment) is made and entered into as of June ___, 2009 (the Execution Date), to be effective as of May 1, 2009 (the Effective Date), by and between TEACHERS INSURANCE AND ANNUITY ASSOCIATION OF AMERICA, a New York corporation (Landlord), and NEOS THERAPEUTICS, LP, a Texas limited partnership, formerly known as PFAB LP (Tenant).

BACKGROUND:

A.	Walstib, L.P., a Delaware limited partnership (Walstib), and PharmaFab, Inc., a Texas corporation (PharmaFab), entered into that certain Commercial Lease Agreement dated on or about June 29, 1999, and having a Commencement Date as of October 25, 1999 (the Original Lease) regarding certain premises containing approximately 44,000 square feet in Suite 100 (the Original Premises) of Building B (the Building) in the industrial complex commonly known as 360 Riverside Business Center located at 2940 N. Highway 360 in the City of Grand Prairie, Tarrant County, Texas, as more particularly described in the Original Lease (the Industrial Center).
B.	Pursuant to that certain Assignment of Lease dated on or about June 29, 1999, to be effective as of July 1, 1999, PharmaFab assigned its right, title and interest in the Original Lease to PFAB LP, a Texas limited partnership (PLP).
C.	Walstib and PLP amended the Original Lease pursuant to that certain First Amendment to Lease dated effective as of September 1, 2002 (the First Amendment) pursuant to which (i) the Original Premises were expanded to include approximately 50,000 additional square feet in Suite 100 of Building A of the Industrial Center (the Building A Premises) and (ii) Bruce K. Montgomery was released from his Guaranty of Lease.
D.	Landlord succeeded to the interest of Walstib under the Lease.
E.	Landlord and PLP further amended the Original Lease on a short term basis pursuant to an Interim Amendment to Lease dated September 4, 2003 (the Second Amendment).
F.	Landlord and PLP further amended the Original Lease pursuant to that certain Third Amendment to Lease dated October 1, 2003 (the Third Amendment) pursuant to which (i) the Building A Premises were relocated to Suites 200 and 400 of the Building such that the Premises (as defined in the Original Lease) consist of (1) approximately 77,112 square feet of space in Suites 100 and 200 of the Building (collectively, the Renewal Premises) and (2) approximately 20,170 square feet of space in Suite 400 of the Building (the Suite 400 Space) and (ii) Darlene M. Ryan was released from her Guaranty of Lease. The Original Lease, as amended by the First Amendment, Second Amendment and Third Amendment, is referred to herein as the Lease.
G.	On June 22, 2007, Tenant changed its name to Neos Therapeutics, LP.

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H.	Landlord and Tenant desire to further amend the Lease to extend the Term of the Lease for the Renewal Premises and modify certain provisions of the Lease as hereinafter set forth, but not otherwise.

AGREEMENT:

NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties agree as follows:

1.	Capitalized Terms. All capitalized terms which are not otherwise defined herein shall have the meaning set forth in the Lease, as amended hereby.
2.	Term. The Term for the Renewal Premises is extended to expire on December 31, 2019 (the Expiration Date). The Term for the Suite 400 Space shall expire on November 30, 2010. Commencing December 1, 2010, the term “Premises” shall refer to the Renewal Premises only.
3.	Base Rent. From the Effective Date through the Expiration Date, the Base Rent payable with respect to the Renewal Premises and the Suite 400 Space, as applicable, is as follows:

Period	Base Rent/SF (Renewal Premises – 77,112 square feet)	Base Rent/SF (Suite 400 Space – 20,170 square feet	Monthly Base Rent
5/1/09 - 9/30/09	$0.00	$11.17	$18,774.91
10/1/09-11/30/10	$7.50	$11.17	$66,969.91
12/1/10-4/30/11	$7.50	-	$48,195.00
5/1/11 -12/31/13	$8.50	-	$54,621.00
1/1/14-12/31/16	$9.00	-	$57,834.00
1/1/17 -12/31/19	$9.50	-	$61,047.00

All other terms of the Lease regarding the payment of Base Rent remain unchanged.  Tenant shall continue to pay all other amounts payable under the Lease; provided, however, Tenant’s Share shall be amended in accordance with Section 5 of this Amendment.

4.	Acceptance of Premises. Tenant accepts the Premises in their “AS-IS” condition and Landlord shall have no obligation to improve, repair, restore or refurbish the Renewal Premises except as otherwise specifically provided in this Amendment. Tenant acknowledges that neither Landlord nor any agent of Landlord has made any representation or warranty, except as otherwise expressly provided in this Amendment, with respect to the Renewal Premises or any other portion of the Industrial Center including, without limitation, any representation or warranty with respect to the suitability or fitness of the Renewal Premises or any other portion of the Industrial Center for the conduct of Tenant’s business. Nothing in this Paragraph 4 shall negate or diminish Landlord’s repair or restoration obligations under the Lease.
5.	Operating Expenses.

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a.

Tenant shall be liable for Tenant’s Share of Operating Expenses for the Premises, payable as provided in the Lease.  Tenant’s Share for the Industrial Center and the Building is determined on a per square foot basis by dividing the number of square feet in the Premises (or applicable portion thereof) by the total number of square feet in the Industrial Center or the Building, as applicable.

From the Effective Date through November 30, 2010, Tenant’s Share of Operating Expenses is as follows:

(a)Industrial Center45.33%
(b)Building85.64%

From December 1, 2010 through the Expiration Date, Tenant’s Share of Operating Expenses is as follows:

(a)Industrial Center35.93%
(b)Building67.88%

b.	Upon the Effective Date, Section 4.2 of the Lease is amended by adding the following:
(g)

For purposes of determining Tenant’s Share of Operating Expenses, Controllable Operating Expenses (defined below) for any calendar year will not increase over the amount of Controllable Operating Expenses during the previous year (calculated upon a base equal to the actual expenses incurred for calendar year 2009) by more than 8% per year on a cumulative basis, compounded annually.  For example, the maximum amount of Controllable Operating Expenses that may be included in the calculation of such Additional Rent for each calendar year after 2009 shall equal the product of the Controllable Operating Expenses incurred for calendar year 2009 and the following percentages for the following calendar years:  108% for 2010, 116.64% for 2011, 125.97% for 2012, etc.  The term Controllable Operating Expenses means all Operating Expenses except costs and expenses for taxes, insurance, property management fees (except for property management fees paid to affiliates of Landlord), utilities, costs to Landlord resulting from compliance with Applicable Requirements, and any increases in service contract fees and expenses resulting from government-mandated wage increases.

6.	Tenant’s Insurance. Upon the Effective Date, Section 8.2 of the Lease is deleted and the following substituted therefor:

(a)At its sole cost and expense, Tenant shall maintain in full force and effect during the Term of this Lease the following insurance coverages insuring against claims which may arise from or in connection with the Tenant’s operation and use of the Premises.

(i)Commercial General Liability Insurance (ISO Form CG00010798 or its equivalent), written on an “occurrence” basis, with minimum limits of

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$1,000,000 per occurrence; $2,000,000 general aggregate for bodily injury, personal injury and property damage and excess umbrella liability insurance in the amount of $5,000,000.  Tenant’s Commercial General Liability Insurance must cover business carried on, in or from the Premises and Tenant’s use and occupancy of the Premises (including contractual liability and must have no deductible).

(ii)Workers’ compensation insurance complying with statutory requirements of the State of Texas and employers liability insurance in amounts not less than $500,000 bodily injury per accident/$500,000 disease each employee/$500,000 disease policy limit.

(iii)Automobile Liability covering all owned, non-owned and hired vehicles with a $1,000,000 per accident limit for bodily injury and property damage.

(iv)Property insurance against all risks of loss to any tenant improvements or betterments and business personal property on a full replacement cost basis with no coinsurance penalty provision and a deductible not to exceed $25,000; and Business Interruption Insurance with a limit of liability representing loss of at least approximately six months of income.

(b)Tenant shall deliver to Landlord duly executed certificates of all insurance (Acord Form 28, modified as necessary to cover liability insurance) and additional insured endorsements reasonably satisfactory to Landlord (on ISO Form 2026 or its equivalent, without modification) prior to July 1, 2009 and annually thereafter, reflecting evidence of required coverages together with endorsements required under this Section 8.2.

(c)All insurance required under Paragraph 8.2 (i) shall be primary and non- contributory, (ii) shall provide for severability of interests, (iii) shall be issued by insurers, licensed to do business in the state in which the Premises are located and which are rated A-:IX or better by Best’s Key Rating Guide, (iv) shall be endorsed to include Landlord, Landlord’s property manager and such other persons or entities as Landlord may from time to time designate, as additional insureds without restriction (Commercial General Liability and excess umbrella liability insurance only), (v) shall be endorsed to endeavor to provide at least 30-days prior notification of cancellation or material change in coverage to said additional insureds, and (vi) shall be endorsed to waive any rights of subrogation against Landlord, its officers, directors, employees, agents, partners and assigns.  All deductibles shall be at Tenant’s sole risk and shall be paid by, assumed by and for the account of Tenant.

(d)If Tenant fails to comply with the insurance requirements, Landlord may obtain the required insurance on behalf of Tenant and Tenant shall pay the cost thereof as Additional Rent.

7.	Waiver of Subrogation. Upon the Effective Date, Section 8.4 of the Lease is deleted and the following substituted therefor:

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Each party waives all claims that arise or may arise in its favor against the other party, or anyone claiming through or under them, by way of subrogation or otherwise, during the Lease Term or any extension or renewal thereof, for all losses of, or damage to, any of its property (WHETHER OR NOT THE LOSS OR DAMAGE IS CAUSED IN WHOLE OR IN PART BY THE FAULT OR NEGLIGENCE OR STRICT LIABILITY OF THE OTHER PARTY OR ANYONE FOR WHOM THE OTHER PARTY IS RESPONSIBLE), which loss or damage is covered by valid and collectible Special Form Property insurance policies or would have been covered by such insurance policies had the party maintained such insurance.  The party incurring the loss or damage will be responsible for any deductible or self-insured retention under its property insurance.  These waivers are in addition to, and not in limitation of, any other waiver or release in this Lease with respect to any loss or damage to property of the parties.  Each party shall immediately give each insurance company issuing to it policies of Special Form Property insurance written notice of the terms of these mutual waivers, and have the insurance policies properly endorsed, if necessary, to prevent the invalidation of the insurance coverages by reason of these waivers.

8.	Indemnity. Upon the Effective Date, Section 8.5 of the Lease is amended by adding the following:

THE INDEMNITY IN THIS SECTION WILL APPLY EVEN IF THE LOSS OR DAMAGE IS CAUSED OR ALLEGED TO BE CAUSED IN WHOLE OR IN PART BY THE NEGLIGENCE OR STRICT LIABILITY OF A LANDLORD ENTITY BUT WILL NOT APPLY TO THE EXTENT THE DAMAGE OR LOSS IS CAUSED BY THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SUCH LANDLORD ENTITY.

9.	Exemption of Landlord from Liability. Upon the Effective Date, Section 8.6 of the Lease is deleted and the following substituted therefor:

Landlord Entities shall not be liable for and Tenant waives any claims against Landlord Entities (EVEN IF SUCH CLAIMS ARE CAUSED SOLELY OR IN PART BY THE NEGLIGENCE OF LANDLORD ENTITIES BUT NOT TO THE EXTENT CAUSED BY THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF LANDLORD ENTITIES) for injury or damage to the person or the property of Tenant, Tenant’s employees, contractors, invitees, customers or any other person in or about the Premises, Building or Industrial Center from any cause whatsoever, including, but not limited to, damage or injury which is caused by or results from (i) fire, steam, electricity, gas, water or rain, or from the breakage, leakage, obstruction or other defects of pipes, fire sprinklers, wires, appliances, plumbing, air conditioning or lighting fixtures or (ii) from the condition of the Premises, other portions of the Building or Industrial Center.  Landlord shall not be liable for any damages arising from any act or neglect of any other tenant of Landlord nor from the failure by Landlord to enforce the provisions of any other lease in the Industrial Center.  NOTWITHSTANDING LANDLORD’S NEGLIGENCE OR BREACH OF THIS LEASE, LANDLORD SHALL UNDER NO CIRCUMSTANCES BE LIABLE FOR INJURY TO TENANT’S BUSINESS, FOR ANY LOSS OF INCOME OR PROFIT THEREFROM OR ANY INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES.

10.	Right of First Refusal. The Right of First Refusal covering Suite 300 of the Building as set forth in Section 6 of the Third Amendment, remains in full force and effect during the

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Term as extended by this Amendment, and may be exercised by Tenant during such extended Term in accordance with Section 6 of the Third Amendment.

11.	Security Deposit. Upon execution of this Amendment, Tenant shall deposit the amount of $48,195.00 (the Security Deposit Increase) which shall be added to and become part of the Security Deposit currently held by Landlord under Section 5 of the Lease for a total Security Deposit of $134,901.57. The Security Deposit, as increased by the Security Deposit Increase, shall be held and applied by Landlord as provided in the Lease.
12.	Contingency.
a.

Landlord acknowledges that in anticipation of the execution of this Amendment, Tenant is withholding payment of Base Rent and Operating Expenses for the months of May and June, 2009 (the Deferred Rent).  Subject to the terms of this Paragraph 12, such failure to make Base Rent and Operating Expense payments is not a default under the Lease, and Landlord will not assess interest or a late charge as provided under the Lease.

b.

Tenant is currently negotiating a Venture Capital Agreement (the VC Agreement) with third parties.  Tenant shall notify Landlord in writing on or before July 2, 2009 (the Notification Date) whether the VC Agreement was fully executed (the Tenant’s Notice).  If Tenant fails to timely deliver the Tenant’s Notice on or prior to the Notification Date, Tenant shall be deemed to have executed the VC Agreement, and this Amendment shall remain in full force and effect.  If Tenant delivers the Tenant’s Notice on or prior to the Notification Date advising Landlord that the VC Agreement was not fully executed on or before July 1, 2009, then (i) this Amendment shall automatically terminate without further action by Landlord or Tenant, (ii) within twenty (20) days of receipt of such Tenant’s Notice, Landlord will return the Security Deposit Increase to Tenant and (iii) within five (5) business days after the date of such Tenant’s Notice, Tenant shall pay the Deferred Rent.  Failure to pay such Deferred Rent within such 5-business day period shall constitute a Default under the Lease.

13.	Option to Extend. Tenant may extend the Term subject to all of the following conditions:
a.

If Tenant is not in default under the Lease at the time of the exercise of this option or at the commencement of the extended Term, Tenant may extend the Term for 2 extension terms of 5 years each (each, an Extension Term), commencing on the next day after the then-current Expiration Date, by giving Landlord an extension notice at least 9 months, but not more than 12 months, prior to the then-current Expiration Date (the Extension Notice Period).

b.

If Tenant gives a valid extension notice, then subject to this Section 13, the Term is extended for 5 years upon the same terms as in the Lease (as amended hereby), except that the Rent and other applicable terms adjust based on the Market Rate (defined and determined below), and Tenant has no further option to extend the Term after both options set forth in this Section 13 are exercised.  If Tenant does

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not give an extension notice during the applicable Extension Notice Period, then this option expires automatically at the end of the applicable Extension Notice Period.

c.

Within 30 days after Landlord receives Tenant’s extension notice, Landlord shall deliver a notice to Tenant specifying the Market Rate (the Market Rate Notice).  The term Market Rate means the minimum rent, refurbishment allowance, and other economic terms that a non-encumbered, non-equity tenant, having a credit standing substantially similar to that of Tenant as of the date of the Lease and requiring substantially the same space and terms as Tenant, would be able to obtain from a willing landlord comparable to Landlord, in arms-length negotiations for comparable space located within the Industrial Center and other comparable buildings in the Grand Prairie/Arlington markets, and leased at the time in question for a comparable period of time, as determined by Landlord in its reasonable discretion based upon current market conditions for comparable space located within the Industrial Center and other comparable buildings in the Grand Prairie/Arlington markets.  In determining Market Rate, Landlord shall consider, among other things and in addition to base rent and refurbishment allowance:  (i) Operating Expense treatment, (ii) rental abatement concessions, lease takeover payments, (iv) whether or not brokerage commissions are involved, and (v) other allowance, inducements, and concessions.

d.

Tenant shall notify Landlord within 15 days after the date of the Market Rate Notice whether it approves Landlord’s designation of Market Rate (the Response Notice), and if Tenant does not timely give a Response Notice, Tenant is deemed to approve the Market Rate specified in the Market Rate Notice.  If Tenant gives a valid Response Notice that it disapproves of Landlord’s designation of Market Rate, then Landlord and Tenant shall negotiate in good faith for a period of 20 days after the date of the Response Notice to reach agreement on the Market Rate.  If Landlord and Tenant do not reach agreement on the Market Rate within the 20-day period, then Tenant, as its sole remedy, may either (i) revoke its exercise notice by delivering a Revocation Notice (herein so called) to Landlord within 5 days after the end of the 20-day negotiation period (the Revocation Period), or (ii) deliver an Arbitration Notice (herein so called) to Landlord before the end of the Revocation Period, notifying Landlord of its election to submit the determination of Market Rate to arbitration, to be conducted by the American Arbitration Association office located in Dallas, Texas, in accordance with Section 13(e) below.  If Tenant does not deliver a Revocation Notice or an Arbitration Notice before the end of the Revocation Period, then Tenant is deemed to have given a timely Revocation Notice.

e.

If Tenant gives a valid Arbitration Notice, then Landlord, or its designated representative, and Tenant shall each place in a separate sealed envelope their final proposal as to Market Rate (as to each party individually, Final Proposal) and shall meet with each other within 10 days after the last day of the Revocation Period (the Meeting Date).  At the meeting, Landlord and Tenant shall exchange and then open the envelopes in each other’s presence.  If Landlord and Tenant do not mutually

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agree upon the Market Rate within 5 days after the Meeting Date, then the Market Rate will be submitted to baseball-style arbitration, and within 15 days after the Meeting Date, Landlord and Tenant shall agree upon and jointly appoint a 3 - member arbitration panel (the Panel) to conduct the arbitration.  In appointing the Panel, Landlord and Tenant shall choose real estate professionals (excluding appraisers and attorneys) with knowledge of the Grand Prairie and Arlington markets for industrial space comparable to the Industrial Center.  If Landlord and Tenant do not agree upon and appoint a 3- member Panel within 15 days after the Meeting Date, then within 5 days, Landlord and Tenant shall each appoint one panel member, and within 5 days thereafter, the two appointed members shall select the third.  The determination of the Panel will be limited solely to the issue whether Landlord’s or Tenant’s Final Proposal is closer to the actual Market Rate for the Premises as determined by the Panel.  The Panel may hold hearings and require briefs from Landlord and Tenant as the Panel, in its sole discretion, determines is necessary.  In addition, Landlord or Tenant may submit to the Panel and the other party, within 5 days after the appointment thereof, any market data and additional information that the party deems relevant to the determination of Market Rate (MR Data), and the other party may submit a reply in writing within 5 days after receipt of such MR Data.  The Panel shall, within 30 days after its appointment, notify Landlord and Tenant whether Landlord’s or Tenant’s Final Proposal is closer to the actual Market Rate for the Premises as determined by the Panel.  The Panel’s decision is binding upon Landlord and Tenant.  The cost of arbitration shall be paid by Landlord and Tenant equally, except that each party will be responsible for its own legal fees and costs of experts in connection with its presentation of information and evidence to the Panel.

f.

If the Term is extended under this Section 13, Landlord shall prepare, and Landlord and Tenant shall promptly execute and deliver, an amendment to the Lease to reflect the extension of the Term and, if applicable, the modification of the Premises.

g.	The Option to Extend contained in Section 8 of the First Amendment is hereby deleted in its entirety.
14.	Brokerage; Mutual Indemnities.
a.

Tenant warrants that it has had no dealings with any broker or agent in connection with the negotiation or execution of this Amendment other than CB Richard Ellis, Inc. and Jackson & Cooksey, Inc. (collectively, Brokers).  Tenant shall indemnify, defend, and hold Landlord harmless against all costs, expenses, attorneys’ fees, or other liability for commissions or other compensation or charges claimed by any broker or agent other than Brokers claiming by, through, or under Tenant with respect to this Amendment.

b.

Landlord warrants that it has had no dealings with any broker or agent in connection with the negotiation or execution of this Amendment other than Brokers.  Landlord shall indemnify, defend, and hold Tenant harmless against all costs, expenses,

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attorneys’ fees, or other liability for commissions or other compensation or charges claimed by any broker or agent, including Brokers, claiming by, through or under Landlord with respect to this Amendment.

c.	Any brokerage commissions payable to Brokers are payable by Landlord pursuant to the terms of separate agreements between Landlord and Broker.
15.	No Offsets. Tenant hereby represents to Landlord that to the best of Tenant’s knowledge, as of the date of this Amendment, Tenant has no defenses to or offsets against the full and timely payment and performance of each and every covenant and obligation required to be performed by Tenant under the terms of the Lease, as amended hereby.
16.	Conflicts. The terms of this Amendment prevail if there is a conflict with the terms of the Lease.
17.	Headings. The headings or captions of the paragraphs in this Amendment are for convenience only and shall not act and shall not be implied to act to limit or expand the construction and intent of the contents of the respective paragraph.
18.	Binding Effect. This Amendment is binding upon and shall inure to the benefit of the parties and their respective successors and assigns (but this reference to assigns shall not be deemed to act as a consent to an assignment by Tenant).
19.	Ratification. The Lease, as amended and modified hereby, is ratified and confirmed by the parties as being in full force and effect.

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EXECUTED as of the date first above written.

LANDLORD:

TEACHERS INSURANCE AND ANNUITY ASSOCIATION OF AMERICA,
a New York corporation

By:
Print Name:
As Its:

TENANT:

NEOS THERAPEUTICS, LP, a Texas limited partnership

By:	PharmaFab Texas, LLC,
a Texas limited liability company,
its manager

By:
Name:
As Its:

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